UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to § 240.14a-12
Chuy’s Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

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June 11, 2013
Dear Chuy’s Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Chuy’s Holdings Inc. The meeting will be held on Thursday, July 25, 2013, beginning at 9:00 a.m. at the Courtyard Marriott Downtown/Convention Center located at 300 East 4th Street, Austin, Texas 78701.
Information about the meeting, nominees for the election of directors and the proposal to ratify the appointment of our independent registered public accounting firm for 2013 is presented in the following notice of annual meeting and proxy statement. We hope that you will plan to attend the annual meeting.
It is important that your shares be represented. Whether or not you plan to attend the meeting, please vote using the procedures described on the notice of internet availability of proxy materials or on the proxy card or sign, date and promptly mail a proxy card in the provided pre-addressed, postage‑paid envelope.
We look forward to seeing you at the meeting on July 25th.
Sincerely,
Jose Ferreira, Jr.
Chairman

CHUY’S HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on July 25, 2013

The 2013 annual meeting of stockholders of Chuy’s Holdings, Inc. (the “Company”) will be held on July 25, 2013, beginning at 9:00 a.m. at the Courtyard Marriott Downtown/Convention Center located at 300 East 4th Street, Austin, TX 78701. The meeting will be held for the following purposes:

1.	to elect three directors to serve until the 2016 annual meeting of stockholders;

2.	to ratify the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for 2013; and

3.	to transact such other business as may properly come before the meeting.
Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. We have also made available the Company’s 2012 annual report. Holders of record of the Company’s common stock as of the close of business on May 30, 2013 are entitled to notice of, and to vote at, the meeting.
Your vote is very important. Whether or not you plan to attend the meeting, please vote using the procedures described on the notice of internet availability of proxy materials or on the proxy card or sign, date and promptly mail a proxy card in the provided pre-addressed, postage-paid envelope.
If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card.
By Order of the Board of Directors,
Sharon Russell
Chief Administrative Officer
and Secretary
Austin, Texas
June 11, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 25, 2013.

The Company’s Notice of Annual Meeting, Proxy Statement and 2012 Annual Report to stockholders are available on the internet at www.proxyvote.com.

Table of Contents

-i-

Chuy’s Holdings, Inc.
1623 Toomey Road
Austin, Texas 78704

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the board of directors of Chuy’s Holdings, Inc. (the “Company”) for use at the Company’s 2013 annual meeting of stockholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of annual meeting. A Notice of Internet Availability of Proxy Materials (the “Notice”) and this proxy statement and proxy card, are being mailed to stockholders on or about June 14, 2013.
Record holders of the Company’s common stock as of the close of business on May 30, 2013 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of May 30, 2013, there were 16,312,824 shares of common stock outstanding.
You cannot vote your shares unless you are present at the Annual Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	by internet: visit the website shown on your Notice or proxy card and follow the instructions; or

•	by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or

•	in writing: sign, date, and return a proxy card in the provided pre-addressed, postage paid envelope.
You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.
Unless revoked as described above, all properly executed proxies, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of the three nominees to serve as directors until the 2016 annual meeting of stockholders;

•	FOR the ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for 2013; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for 2013, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.
Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.
The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 - Election of directors	Plurality (that is, the largest number) of the votes cast	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
No. 2 - Ratification of the appointment of McGladrey LLP	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter

Attendance at the Annual Meeting will be limited to stockholders of record and beneficial owners who provide proof of beneficial ownership as of the record date (such as an account statement, a copy of the voting instruction card provided by a broker, bank, trustee, or nominee, or other similar evidence of ownership).
The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $7,500 plus reimbursement of reasonable expenses. Georgeson will provide advice relating to the content of solicitation materials, solicit banks, brokers, institutional investors, and hedge funds to determine voting instructions, monitor voting, and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

PROPOSAL 1 –
ELECTION OF DIRECTORS
At the Annual Meeting, three directors will be elected to serve three-year terms expiring at our annual stockholders meeting in 2016. This section contains information relating to the three director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the board of directors for submission to the stockholders. The nominees for election are Messrs. Mohseni, Stanley and Zecher. All currently serve as directors.
The board of directors recommends a vote “FOR” the election of each of the nominees.
Nominees to be elected for terms expiring at the Annual Meeting in 2016
Saed Mohseni, age 51, has served as a member of our board of directors since September 2012. Mr. Mohseni currently serves as the President and Chief Executive Officer of Bravo Brio Restaurant Group, Inc., the owner and operator of BRAVO! Cucina Italiana and BRIO Tuscan Grille. He was recruited to the Chief Executive Officer position in 2007, assumed the additional role of President in 2009 and led the company through the IPO process in 2010. Additionally, Mr. Mohseni has served as a director of Bravo Brio Restaurant Group, Inc. since 2006. Prior to joining Bravo Brio, Mr. Mohseni worked at McCormick & Schmick for 21 years, where he held positions of increasing responsibility, including serving as a Director from 2004 to 2007 and as Chief Executive Officer from 2000 to 2007. Mr. Mohseni attended Portland State University and Oregon State University. We have concluded that Mr. Mohseni should serve on our board of directors based upon his experience as an executive and board member and his knowledge of the restaurant industry.
Michael Stanley, age 30, has served as a member of our board of directors since May 2011. Mr. Stanley is a Vice President of Goode Partners LLC and was promoted to this position in January 2011. Prior to his promotion, Mr. Stanley was an associate at Goode Partners. He joined Goode Partners in 2006. Prior to working at Goode Partners, Mr. Stanley worked as an analyst at Wachovia Securities. Mr. Stanley currently sits on the board of directors of Rosa Mexicano and is a board observer of Strike Holdings. We have concluded that Mr. Stanley should serve on our board of directors based upon his experience as an investor and his intimate knowledge of our operations.
Ira Zecher, age 60, has served as a member of our board of directors since June 2011. Ira has been a professor at Rutgers University in the Graduate Accounting program since September 2010. From 1974 through December 2010, Ira was employed by Ernst & Young LLP, a registered public accounting firm, retiring as a partner. Previously, he was a senior transaction advisory services partner and Far East private equity leader for Ernst & Young LLP, where he advised clients on mergers and acquisitions across a broad range of industries. Prior to joining the transaction advisory services group, Ira provided accounting, audit and business-advisory services to both public and private clients for Ernst & Young LLP since 1974. He received his Bachelor’s degree from Queens College. He is also a certified public accountant, a member of the American Institute of Certified Public Accountants (AICPA) and the New York State Society of Certified Public Accountants. We have concluded that Ira should serve on our board of directors based upon his extensive professional accounting and financial expertise, which allow him to provide key contributions to the board of directors on financial, accounting, corporate governance and strategic matters.

Current Directors whose terms expire at the Annual Meeting in 2015
Starlette Johnson, age 50, has served as a member of our board of directors since September 2012. Ms. Johnson most recently served as President and Chief Operating Officer, as well as a Director, of Dave & Buster’s, Inc. from 2007 to 2010. Ms. Johnson joined Dave & Buster’s as Chief Strategic Officer in 2006. Prior to joining Dave & Buster’s, Ms. Johnson worked at Brinker International, where she held positions of increasing responsibility, including serving as the Executive Vice President and Chief Strategic Officer. Ms. Johnson is a member of the board of directors and serves on the Audit Committee and the Nominating/Governance Committee for Tuesday Morning, Inc. She also serves on the Advisory Board for the Hospitality & Tourism Program at Virginia Tech and is also a member of the International Women’s Foundation. Ms. Johnson received a B.S. in Finance from Virginia Tech and an M.B.A. from Duke University. We have concluded that Ms. Johnson should serve on our board of directors based upon her experience as an executive and board member and her knowledge of the restaurant industry.
Doug Schmick, age 65, has served on our board of directors since April 2013. Mr. Schmick is a highly respected executive with 40 years of experience in the upscale casual dining segment as a co-founder of McCormick & Schmick’s Seafood Restaurants in 1972. He served on McCormick & Schmick’s board of directors beginning in 2001 and was appointed Chairman in 2004. He also served as Chief Executive Officer of McCormick & Schmick’s from 1974 through 1999, and again from 2007 through 2009. He currently serves on Cheesecake Factory’s board of directors as a member of the Audit Committee. We have concluded that Mr. Schmick should serve on our board of directors based upon his experience as an executive and board member and is knowledge of the restaurant industry.
Michael Young, age 64, is one of our founders. He has served as a member of our board of directors since November 2006. We have concluded that Mr. Young should serve on our board of directors based upon his experience as an investor and operator of restaurant businesses as well as his intimate knowledge of our operations and culture.
Current Directors whose terms expire at the Annual Meeting in 2014
Jose “Joe” Ferreira, Jr., age 57, has served as Chairman of our board of directors since November 2006. Mr. Ferreira is a co-founder and partner of Goode Partners LLC. Prior to the founding of Goode Partners LLC, Mr. Ferreira founded and was President and Chief Executive Officer of Woodclyffe Group, an international business consulting and interim management firm. Prior to founding the Woodclyffe Group in 2001, Mr. Ferreira was Co-Chief Operating Officer, President of Avon International and a member of the board of directors of Avon Products Inc., where he worked for over 20 years. Mr. Ferreira has served on the board of directors of various companies, public and private, and currently sits on the board of directors of Rosa Mexicano, Strike Holdings and Princess House. Mr. Ferreira holds a B.S. from Central Connecticut State University and an M.B.A. from Fordham University. We have concluded that Mr. Ferreira should serve on our board of directors based upon his experience as an executive, investor and board member of other companies.
Steve Hislop, age 53, has served as President, Chief Executive Officer and a member of our board of directors since July 2007. From July 2006 through June 2007, Mr. Hislop was President and Chief Executive Officer of Sam Seltzer Steak House. Prior to that, Mr. Hislop served as the Concept President and a member of the board of directors of O’Charley’s Restaurants for 18 years where he helped grow the business from 12 restaurants to a multi-concept company with 347 restaurants. We have concluded that Mr. Hislop should serve on our board of directors based upon his operational expertise, knowledge of the restaurant industry and leadership experience.

John Zapp, age 60, is one of our founders. He has served as a member of our board of directors since November 2006. We have concluded that John should serve on our board of directors based upon his experience as an investor and operator of restaurant businesses as well as his intimate knowledge of our operations and culture. Mr. Zapp is the brother of Ted Zapp, our Vice President of Operations.

Proposal 2 -
Ratification of Appointment of
McGladrey LLP as the Company’s Independent
Registered Public Accounting Firm for 2013
The audit committee has appointed McGladrey LLP as the Company’s independent registered public accounting firm for 2013. The board of directors is asking stockholders to ratify this appointment. Securities and Exchange Commission (“SEC”) regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the audit committee. However, the board of directors considers the selection of an independent registered public accounting firm to be an important matter to stockholders. Accordingly, the board of directors considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the audit committee and the board of directors on a key corporate governance issue.
Representatives of McGladrey LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”
The board of directors recommends a vote “FOR” the ratification of McGladrey LLP as the Company’s independent registered public accounting firm.

The Board, Its Committees and Its Compensation
Board of Directors
The board of directors presently consists of nine members, eight of whom are non-employee directors. The board of directors is divided into three classes, with each class serving three-year terms. The term of one class expires at each annual meeting of stockholders.
Director Compensation
The elements of compensation payable to our non-employee directors in 2012 are briefly described in the following table.

Board Service:
Annual cash retainer	$30,000
Initial Grant of Stock Options	7,250 shares
Board Committee Service:
Audit Committee Chair annual cash retainer	$10,000
Prior to our initial public offering, our board of directors did not historically receive compensation. Upon the completion of our initial public offering, we implemented a compensation plan for our board of directors. Our independent directors receive compensation for their services as directors. Committee chairs, except for the audit committee chair, do not receive additional compensation for serving as chair. We reimburse directors for all expenses incurred in attending board meetings.
Grants of stock options to new members of our board of directors are made under the Chuy’s Holdings, Inc. 2012 Omnibus Equity Incentive Plan. These stock options will vest 20% on each of the first five anniversaries of the grant date.
Our compensation committee is considering engaging a compensation consultant to assist the committee in evaluating its director compensation program.
Director Compensation Table
The following table provides information regarding the compensation of our non-employee directors for the year ended December 30, 2012.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS (1)	TOTAL
Jose Ferreira, Jr.	$—	$—	$—
Starlette Johnson	7,500	58,924	66,424
Saed Mohseni	7,500	58,924	66,424
David Oddi (2)	—	—	—
Michael Stanley	—	—	—
Mike Young	—	—	—
John Zapp	—	—	—
Ira Zecher	40,000	—	40,000

(1)
The grant date fair value of each award, calculated in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”), was $8.13. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2012 for information regarding the assumptions made in determining these values.

(2)	Mr. Oddi resigned from our board of directors on April 25, 2013.
Director Independence and Controlled Company Status
Our board of directors will review at least annually the independence of each director. During these reviews, the board will consider transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director is independent. This review will be based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with the Company and our management. Our board of directors has determined that each of Ira Zecher, Starlette Johnson, Saed Mohseni and Doug Schmick are independent. As required by the Nasdaq Global Select Market, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. We intend to comply with future governance requirements to the extent they become applicable to us.
On January 30, 2013, certain of our stockholders sold shares of our common stock in a registered public offering. Following the completion of the secondary offering in January 2013, we were no longer able to avail ourselves of the controlled company exception under the Nasdaq Marketplace Rules. Accordingly, we are required to have a majority of independent directors on our board of directors and a compensation committee and nominating and corporate governance committee composed entirely of independent directors as defined under the Nasdaq Marketplace Rules, subject to a phase-in period of one year following the loss of our controlled company status. Under the Nasdaq listing requirements, a company that ceases to be a controlled company must comply with the independent board committee requirements as they relate to the compensation and nominating and corporate governance committees on the following phase-in schedule: (1) one independent committee member at the time it ceases to be a controlled company, (2) a majority of independent committee members within 90 days of the date it ceases to be a controlled company and (3) all independent committee members within one year of the date it ceases to be a controlled company. Additionally, the Nasdaq listing requirements provide a 12-month phase-in period from the date a company ceases to be a controlled company to comply with the majority independent board requirement. The loss of our controlled company status does not modify the independence requirements for the audit committee under the phase-in period following our initial public offering, or IPO.
We intend to continue our compliance with the phase-in requirements of Sarbanes-Oxley and the Nasdaq Marketplace Rules, which require our audit committee be composed of at least three members, each of whom is required to be independent, by July 24, 2013. We currently are in compliance with the audit committee phase-in requirements and have a fully independent audit committee. Ira Zecher, Starlette Johnson and Saed Mohseni serve on our audit committee and are independent. We have a majority of independent directors on each of our compensation committee and nominating and corporate governance committee. Our board of directors intends to take all action necessary to continue to comply with the Nasdaq Marketplace Rules with respect to our compensation committee and nominating and corporate governance committee, subject to the permitted phase-in period, and to continue our compliance with the requirements of Sarbanes-Oxley and the Nasdaq Marketplace Rules with respect to our audit committee.

Corporate Governance
We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our stockholders. We and our board of directors have been reviewing the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance. We have also considered the provisions of the Sarbanes-Oxley Act and the rules of the SEC and the Nasdaq Global Select Market.
Based on this review, we have established and adopted, charters for the audit committee, compensation committee and nominating and corporate governance committee, as well as a code of business conduct and ethics applicable to all of our directors, officers and employees.
Our committee charters, code of business conduct and ethics and corporate governance guidelines are available on our website (www.chuys.com) in the Investors section. Copies of these documents are also available upon written request to our Corporate Secretary. We will post information regarding any amendment to, or waiver from, our code of business conduct and ethics on our website in the Investors section.
The board of directors periodically reviews its corporate governance policies and practices. Based on these reviews, the board of directors may adopt changes to policies and practices that are in our best interests and as appropriate to comply with any new SEC or Nasdaq Marketplace Rules.
Board Leadership Structure and Board’s Role in Risk Oversight
Joe Ferreira, a non-employee, serves as Non-Executive Chairman of our board of directors. We support separating the position of Chief Executive Officer and Chairman to allow our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our board of directors in its fundamental role of providing advice to, and oversight of, management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our company and establishing priorities and procedures for the work of our board of directors.
While our amended and restated bylaws do not require that our Chairman and Chief Executive Officer positions be separate, our board of directors believes that having separate positions and having a non-employee director serve as Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
Risk is inherent with every business and we face a number of risks. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through our audit committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. Our board of directors has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our audit committee through its charter. Our board of directors has determined that this oversight responsibility can be most efficiently performed by our audit committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our audit committee will regularly report to our board of directors with respect to its oversight of these areas.

Board Meetings
The board of directors held 4 meetings during 2012. Each director serving on the board of directors in 2012 attended at least 75% of the total number of meetings of the board of directors and committees on which they served during the time they served on the board of directors. Under our corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for, attend and participate in all board of directors meetings and meetings of committees on which he serves.
Annual Meetings of Stockholders
The Company’s directors are encouraged to attend our annual meeting of stockholders, but we do not currently have a policy relating to directors’ attendance at these meetings. This will be our first annual meeting of stockholders since we completed our initial public offering in July 2012.
Board Committees
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee is a standing committee of our board of directors. The functions of our audit committee include:

•	appointing and determining the compensation for our independent auditors;

•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls; and

•	reviewing and overseeing our independent registered public accounting firm.
Our audit committee currently consists of Ira Zecher, Starlette Johnson and Saed Mohseni, with Ira Zecher serving as chairman. From the time of our IPO through the end of 2012, the audit committee formally met once in addition to other informal discussions. The SEC and the Nasdaq Marketplace rules required us to have one independent audit committee member upon the listing of our common stock on the Nasdaq Global Select Market, and a majority of independent audit committee members within 90 days from the date of listing. We also are required to have all independent audit committee members within one year from the date of our original listing. Currently, all of our audit committee members are independent. We are also required to have at least one audit committee financial expert. Our board of directors has determined that each of Ira Zecher, Saed Mohseni and Starlette Johnson is an audit committee financial expert.
Our board of directors has adopted a written charter under which the audit committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Global Select Market, is available on our website. The audit committee has the authority to engage independent counsel and other advisors as the committee deems necessary to carry out its duties.

Compensation Committee
Our compensation committee is a standing committee of our board of directors. The compensation committee’s functions include:

•	reviewing and recommending to our board of directors the salaries and benefits for our executive officers;

•	recommending overall employee compensation policies; and

•	administering our equity compensation plans.
Our compensation committee currently consists of Joe Ferreira, Saed Mohseni, Doug Schmick and Ira Zecher, with Joe Ferreira serving as chairman. We are no longer able to avail ourselves of the controlled company exception under the Nasdaq Marketplace Rules. As a result, we are required to have a compensation committee composed entirely of independent directors as defined under the Nasdaq Marketplace Rules, subject to a phase-in period. As part of the phase-in requirements, the Nasdaq Marketplace Rules required that this committee have at least one independent director at the time of completion of the secondary offering that was completed in January 2013 and a majority of independent directors by April 30, 2013. Our board of directors intends to take all action necessary to comply with the Nasdaq Marketplace Rules with respect to our compensation committee, subject to the permitted phase-in period.
From the time of our IPO though the end of 2012, the compensation committee formally met two times. Our board of directors has determined Mr. Mohseni, Mr. Schmick and Mr. Zecher are independent under the Nasdaq Marketplace Rules.
Our board of directors has adopted a written charter under which the compensation committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Global Select Market, is available on our website. The compensation committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The compensation committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is a standing committee of our board of directors. The functions of our nominating and corporate governance committee include:

•	identifying individuals qualified to serve as members of our board of directors;

•	recommending to our board nominees for our annual meetings of stockholders;

•	evaluating our board’s performance;

•	developing and recommending to our board corporate governance guidelines; and

•	providing oversight with respect to corporate governance and ethical conduct.
Our nominating and corporate governance committee consists of Starlette Johnson, Doug Schmick and John Zapp, with John Zapp serving as the committee chairman. We are no longer able to avail ourselves of the controlled company exception under the Nasdaq Marketplace Rules. As a result, we are required to have a nominating and corporate governance committee composed entirely of independent directors as defined under the Nasdaq Marketplace Rules, subject to a phase-in period. As part of the phase-in requirements, the Nasdaq Marketplace Rules required that this committee have at least one independent director at the time of completion of the secondary offering that was completed in January 2013 and a majority of independent directors by April 30, 2013. Our board of directors will take all action necessary to comply with the Nasdaq Marketplace Rules with respect to our nominating and corporate governance committee, subject to the permitted phase-in period.
From the time of our IPO through the end of 2012, the nominating and corporate governance committee did not meet formally, however, the committee did take action by written consent. Our board of directors has determined that Ms. Johnson and Mr. Schmick are independent under the Nasdaq Marketplace Rules.
Our board of directors has adopted a written charter under which the nominating and corporate governance committee will operate. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Global Select Market, is available on our website. The nominating and corporate governance committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.
Other Committees
Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Compensation Committee Interlocks and Insider Participation
None of our executive officers have served as a member of the board of directors or compensation committee of any related entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A current copy of the code is posted on our website, which is located at www.chuys.com. Any amendments to our code of conduct will be disclosed on our website promptly following the date of such amendment or waiver.
Qualifications for Director Nominees
The nominating and corporate governance committee is responsible for reviewing with the board of directors, at least annually, the appropriate skills and experience required for members of the board of directors. This assessment includes factors such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board of directors and any committees of the board of directors.
Director Candidate Recommendations by Stockholders
The nominating and corporate governance committee intends to adopt a formal policy regarding the consideration of director nominations by stockholders. The committee will review and evaluate any director nominations submitted by stockholders, including reviewing the qualifications of, and making recommendations to the board of directors regarding, director nominations submitted by stockholders. See “Communications with the Board of Directors” below for additional information on how to submit a director nomination to the board of directors.
Communications with the Board of Directors
Any stockholder or other interested party who wishes to communicate directly with the board of directors or any of its members may do so by writing to: Corporate Secretary, Chuy’s Holdings, Inc., 1623 Toomey Road, Austin, TX, 78704. The mailing envelope should clearly indicate whether the communication is intended for the board of directors as a group, the non-employee directors or a specific director.

Executive Officers
The following sets forth information regarding the executive officers of the Company as of June 11, 2013:

NAME	AGE	POSITIONS
Steve Hislop	53	Director, President and Chief Executive Officer
Jon Howie	45	Vice President and Chief Financial Officer
Sharon Russell	57	Secretary and Chief Administrative Officer
Frank Biller	56	Vice President of Operations, Southeast Region
Michael Hatcher	52	Vice President of Real Estate and Development
Ted Zapp	61	Vice President of Operations
Information regarding Mr. Hislop is included above under “Election of Directors.”
Jon Howie has served as our Chief Financial Officer since August 2011 and as Vice President since April 2013. From March 2007 to July 2011, Jon served as the Chief Financial Officer of Del Frisco’s Restaurant Group, LLC. Prior to that, he served 5 years as Controller and was then promoted to Chief Accounting Officer of the Lone Star Steakhouse & Saloon, Inc. Jon is a certified public accountant and prior to joining Lone Star Steakhouse & Saloon, Inc. was employed as an audit senior manager with Grant Thornton, LLP for one year and held various audit positions, including audit senior manager, at Ernst & Young LLP for ten years. At Grant Thornton and Ernst and Young, he served as an accounting and business advisor to both private and public companies and advised a number of these companies in conjunction with their initial and secondary public offerings.
Sharon Russell has served as our Secretary and Chief Administrative Officer since August 2011. Prior to becoming our Chief Administrative Officer, she supervised our accounting department from 1987 to 2006 and served as our Chief Financial Officer from 2006 to August 2011.
Frank Biller has served as our Vice President of Operations for the Southeast Region since July 2008. Prior to joining us, Frank spent 18 years as the Vice President of Operations for O’Charley’s Restaurants with overall responsibility for 240 restaurants in 19 states.
Michael Hatcher has served as our Vice President of Real Estate and Development since November 2009. Michael joined Chuy’s as a restaurant manager in 1987 and was promoted to General Manager from 1989 to 2002. He was Director of Purchasing and Real Estate from 2002 to 2009.
Ted Zapp has served as our Vice President of Operations since November 2006. Ted has worked with us for almost 30 years. He worked in restaurant operations as a General Manager from 1992 to 1996 and was promoted to Operations Supervisor from 1996 to 2003. He was promoted to Director of Operations from 2003 to 2006 before assuming his current position. Ted Zapp is the brother of John Zapp, a member of our board.

Executive Compensation
Introduction
This compensation discussion provides an overview of our executive compensation program, together with a description of the material factors underlying the decisions that resulted in the compensation provided to our chief executive officer, chief financial officer and our three other highest paid executive officers during fiscal year 2012 (collectively, the “named executive officers”), as presented in the tables which follow this discussion. This discussion contains statements regarding our performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Objective of Compensation Policy
The objective of our compensation policy is to provide a total compensation package to each named executive officer that will enable us to:

•	attract, motivate and retain outstanding individuals;

•	reward named executive officers for performance; and

•	align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success.
Overall, our compensation program is designed to reward both individual and company performance. A significant portion of each of our named executive officers’ annual compensation is comprised of discretionary and performance-based bonuses. While we have not used significant amounts of equity‑based compensation in the past, we intend to increase our use of long-term incentives to reward long-term company and individual performance and to promote retention through delayed vesting of awards.
Administration
Since our acquisition by Goode Partners in 2006, our board of directors has administered and determined overall compensation for our named executive officers. Under our stockholders agreement, Goode Partners has appointed a majority of the board of directors since 2006. While these rights terminated upon consummation of our IPO, Goode Partners has held a majority of the voting power over our common stock since the IPO. However, Goode Partners no longer holds a majority of the voting power over our common stock and, as a result, we are no longer able to avail ourselves of the controlled company exception under the Nasdaq Marketplace Rules and will be required to have an independent compensation committee determine our named executive officers’ compensation, subject to the permitted phase-in period. Additionally, after becoming subject to Section 162(m) of the Internal Revenue Code (the “Code”), we will appoint three independent directors to our compensation committee who each qualify as outside directors to the extent necessary to maintain the deductibility of compensation we pay.
Our compensation committee oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to, and any employment and related agreements entered into with our named executive officers. The committee also administers our equity compensation plans and awards.

Process for Setting Total Compensation
In the past, at the first meeting of each new fiscal year, our board of directors has set annual base salaries, determined the amount of discretionary and performance-based bonuses for the prior year and set performance criteria for our performance-based bonuses for the following year. In making these compensation decisions, our board of directors has considered the recommendations of our chief executive officer, particularly with respect to the performance of our named executive officers.
When hiring named executive officers, our board of directors has set their compensation based on the individuals’ position and responsibilities and their compensation package at their previous company. At the time of hire, we have granted equity awards to new executives at a level that the board of directors believes is appropriate to motivate that named executive officer to accomplish the individual goals for their position as well as our company objectives. For new named executive officers, bonuses are pro rated based on the portion of the year during which the executive was employed by us.
During its annual review process, our board of directors has set compensation for each named executive officer at a level we believe is appropriate considering each named executive officer’s annual review, level of responsibility, the awards and compensation paid to the named executive officer in past years and progress toward or attainment of previously set personal and corporate goals and objectives, including attainment of financial performance goals and such other factors as the board has deemed appropriate and in our best interests and the best interests of our stockholders. The board has given different weight at different times to different factors for each named executive officer. Our performance criteria are discussed more fully below under the heading “-Bonus Compensation-Performance-Based Bonus.” Other than with respect to our performance-based bonuses, the board has not relied on predetermined formulas or a limited set of criteria when it evaluates the performance of our named executive officers.
Our compensation committee undertakes the same process as our board of directors has in the past. Our chief executive officer will continue to provide recommendations to our compensation committee with respect to salary adjustments, discretionary and performance-based bonus targets and awards and equity incentive awards for the named executive officers that report to him. Our compensation committee will meet with our chief executive officer at least annually to discuss and review his recommendations for compensation of our executive officers, excluding himself. When making individual compensation decisions for our named executive officers, the compensation committee will take many factors into account, including the officer’s experience, responsibilities, management abilities and job performance, our performance as a whole, current market conditions and competitive pay levels for similar positions at comparable companies. These factors will be considered by the compensation committee in a subjective manner without any specific formula or weighting.
Our compensation committee is considering engaging a compensation consultant to assist the committee in evaluating its executive compensation program.

Elements of Compensation
Our compensation program for named executive officers consists of the following elements of compensation, each described in greater depth below:

•	Base salaries.

•	Discretionary and performance-based bonuses.

•	Equity-based incentive compensation.

•	Severance and change-in-control benefits.

•	Perquisites.

•	General benefits.

•	Employment agreements.
We may, from time to time, enter into written agreements to reflect the terms and conditions of employment of a particular named executive officer, whether at the time of hire or thereafter. We consider entering into these agreements when it serves as a meaningful recruitment and retention mechanism. We currently have employment agreements in place with Messrs. Hislop, Howie, Biller, Hatcher and Zapp and Mrs. Russell. See “Employment Agreements” for additional information regarding our executive officer’s employment agreements.
Base Salary

NAME	2012 SALARY ($) (1)
Steve Hislop	395,000
Jon Howie	250,000
Sharon Russell	180,000
Frank Biller	170,000
Michael Hatcher	160,000
Ted Zapp	180,000

(1)	Represents each officer’s annual base salary assuming service with us for the entire fiscal year.
We pay base salaries to attract, recruit and retain qualified employees. Our compensation committee will review and set base salaries of our named executive officers annually. These salary levels are and will continue to be set based on the named executive officer’s experience and performance with previous employers and negotiations with individual named executive officers. The compensation committee may increase base salaries each year based on its subjective assessment of our company’s and the individual executive officer’s performance and each named executive officer’s experience, length of service and changes in responsibilities. The weight given such factors by the compensation committee may vary from one named executive officer to another.
In the first quarter of 2012, our named executive officers received an average pay increase of approximately 6%. The board of directors determined that these raises were appropriate in light of company and individual performance, increases in individual responsibilities and the role of salary in our named executive officers’ compensation package.

Bonus Compensation

	PERFORMANCE-BASED BONUS
NAME	DISCRETIONARY AWARD ($)	THRESHOLD AWARD ($)	TARGET AWARD ($)	MAXIMUM AWARD ($)	ACTUAL AWARD ($)
Steve Hislop	1,000	—	197,500	395,000	395,000
Jon Howie	1,000	—	125,000	250,000	250,000
Sharon Russell	1,000	—	54,000	108,000	108,000
Frank Biller	1,000	—	51,000	102,000	102,000
Michael Hatcher	1,000	—	48,000	96,000	96,000
Ted Zapp	1,000	—	54,000	108,000	108,000
Performance-Based Bonus
In line with our strategy of rewarding performance, our executive compensation program includes performance-based bonuses to named executive officers. Our board of directors has and our compensation committee intends to continue to establish annual target performance-based bonuses for each named executive officer during the first quarter of the year.
The target and maximum performance-based bonuses have been set at levels our board of directors believes will provide a meaningful incentive to achieve company and individual goals and contribute to our financial performance. In 2012, the target and maximum performance-based bonus that each named executive officer could receive were set at 50% and 100%, respectively, of our Chief Executive Officer’s and Chief Financial Officer’s annual base salary and 30% and 60%, respectively, of our other named executive officers’ annual base salaries. No bonus is paid if actual Company Adjusted EBITDA is 95% or less of budget Company Adjusted EBITDA. To the extent that actual Company Adjusted EBITDA exceeds 95% of budget Company Adjusted EBITDA, the plan provides that we will pay a bonus based on where performance falls on a linear basis between 95% and 100% of budget Company Adjusted EBITDA and between 100% and 110% of budget Company Adjusted EBITDA. In each circumstance, the board retained its discretion to adjust the amount paid under the plan based on individual and company circumstances. Our performance-based bonuses are determined based 80% on Company Adjusted EBITDA (as discussed below) and 20% on performance with respect to individual goals, such as improving or maintaining compliance with procedures, reporting and training goals.
If our budget Company Adjusted EBITDA is achieved, each individual will earn 80% of their target bonus. The remaining 20% of target bonus is determined based on the extent to which each named executive officer achieves two to four individual goals for the year.
The Company Adjusted EBITDA portion of this bonus is determined based primarily on the extent to which we achieve our budget Company Adjusted EBITDA goal. Company Adjusted EBITDA is our earnings before interest, taxes, depreciation and amortization plus any loss on sales of asset (less any gain on a sale of assets); banking amendment and legal fees; stock-based compensation; restaurant pre-opening costs; management fees; reimbursable board of directors fees; interest income; and certain non-cash adjustments. For each 1.0% that actual Company Adjusted EBITDA is above or below budget Company Adjusted EBITDA, the percentage of the target they receive will increase by 10% or decrease by 20%, respectively, of the Company Adjusted EBITDA portion of their target bonus. For example, if actual Company Adjusted EBITDA is 1% above budget Company Adjusted EBITDA, the named executive officers will receive 1.1 times 80% of their target bonus. The maximum a named executive officer may receive for Company Adjusted EBITDA performance is 2.0 times 80% of their target bonus. We use our

Company Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, net income and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also use our Company Adjusted EBITDA internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of our Company Adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. For the portion of the performance-based bonus that is based on the extent of the achievement of company and individual goals, our board has determined the percentage of the goals that were achieved and multiplies that percentage by the amount of the bonus based on those metrics. The compensation committee determined that all the named executive officers were to receive the maximum payout based on the achievement of Company and individual performance goals and the additional effort required by the named executive officers during 2012 to run the business and complete a refinancing transaction, an initial public offering and begin work on a secondary offering. That bonus amount is then multiplied by the multiplier applied to the Company Adjusted EBITDA portion of the bonus.
Target, maximum and actual performance-based bonuses for 2012 for each of the named executive officers are shown in the table above and in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Prior to the consummation of our IPO, we adopted a new cash bonus plan, which complies with Section 162(m) of the Code.
Discretionary Bonus
While our board of directors has not and our committee does not intend to regularly pay discretionary bonuses, during consideration of compensation for 2011 performance, our board of directors determined to award discretionary bonuses based on each named executive officer’s performance and accomplishments during the year. Historically, each of our named executive officers has also received a $1,000 holiday bonus each December. The discretionary bonuses awarded to our named executive officers in 2012 are set forth in the table above.
In June 2011, we paid a special one-time cash bonus to management that at the time of the bonus held vested options. We granted this bonus in connection with entering into our old credit facility to incentivize management to consummate the refinancing and continue to pursue our performance objectives.
Equity Compensation
We pay equity-based compensation to our named executive officers because it links our long-term results achieved for our stockholders and the rewards provided to named executive officers, thereby ensuring that such officers have a continuing stake in our long-term success.
Historically, we have granted equity awards to our named executive officers in conjunction with significant transactions and in conjunction with a named executive officer’s initial hire or promotion to an executive position. We have provided this equity compensation to reward performance as well as to promote retention through delayed vesting. We believe that by weighting total compensation in favor of discretionary and performance-based bonuses, we have appropriately rewarded individual achievement while at the same time providing incentives to promote company performance. In the future, we plan to increase our use of long-term equity incentives, particularly through grants of stock options under our 2012 Omnibus Equity Incentive Plan (the “2012 Plan”), to further align the interests of our executives with those of stockholders. In addition to stock options, the 2012 Plan provides for the issuance of share appreciation rights, restricted shares, deferred shares, performance shares and other share based awards. In the future, we may consider granting other forms of equity to our named executive officers. For additional information regarding our 2012 Plan, see “-2012 Omnibus Equity Incentive Plan.”
During 2010, we granted Michael Hatcher stock options for the purchase of up to 16,312 shares of our common stock in connection with his promotion to Vice President of Real Estate Development and to bring his compensation in line with the compensation of our other named executive officers.
We adopted the 2012 Plan as insufficient shares were available under the 2006 Stock Option Plan (the “2006 Plan”), which was adopted in November 2006, in order to provide an incentive to employees selected by the board of directors for participation. In conjunction with our reverse stock split and in accordance with the 2006 Plan, we adjusted the exercise price of and the number of shares subject to our outstanding equity awards to reflect the 2.7585470602469:1 reverse stock split. In connection with the adoption of the 2012 Plan, we terminated the 2006 Plan, and no further awards will be granted under the 2006 Plan. The termination of the 2006 Plan will not affect awards outstanding under the 2006 Plan at the time of its termination and the terms of the 2006 Plan will continue to govern outstanding awards granted under the 2006 Plan.
Options granted after 2006 held by each of the named executive officers (and certain of our other salaried employees) ordinarily vest ratably over a period of five years, subject to the applicable named executive officer remaining employed through each vesting date. The equity awards granted to our named executive officers in 2006 vest with respect to 60%, 20% and 20% of the shares subject to the awards on the third, fourth and fifth anniversaries, respectively, of the date of grant of the awards. We believe that the delayed vesting terms promote retention.
We will make grants of stock options to the current named executive officers and other employees under the 2012 Plan. We will make these grants to the current named executive officers and other employees because we believe that we should provide our employees an opportunity to share in our success provided they continue to contribute to our success.
Severance and Transaction-Based Benefits
We currently have employment agreements in place with Messrs. Hislop, Howie, Biller, Hatcher and Zapp and Mrs. Russell that provide termination or severance benefits. We agreed to pay termination or severance benefits in the event of an executive’s termination by us without cause as a retention incentive and, in Mr. Howie’s case, as a recruitment incentive. We believe this level of severance benefit provides our executives with the assurance of security if their employment is terminated for reasons beyond their control. For additional information on the severance benefits provided under the employment agreements with our executive officers see “-Employment Agreements.”
In the event of a termination of one of our named executive officers that does not have an agreement with us regarding termination or severance, any termination or severance benefits would be determined on a case-by-case basis.
Upon a change in control, our named executive officers’ equity awards granted under the 2006 Plan would vest.
The amount each named executive would be entitled to receive in the event of a termination is reported below under the heading “-Potential Payments upon Termination or Change in Control.”

Perquisites
In 2012, we provided complimentary dining as a personal-benefit perquisite to named executive officers. The aggregate incremental cost to us of the perquisites received by each of the named executive officers in 2012 did not exceed $10,000 and, accordingly, this benefit is not included in the Summary Compensation Table below. We provide the named executive officers with complimentary dining privileges at our restaurants. We view complimentary dining privileges as a meaningful benefit to our named executive officers as it is important for named executive officers to experience our products and services in order to better perform their duties for us.
General Benefits
We provide a limited number of personal benefits to our named executive officers. Our named executive officers participate in our health and benefit plans, and are entitled to vacation and paid time off based on our general vacation policies.
The following are standard benefits offered to all of our eligible employees, including the named executive officers.
Retirement Benefits. We maintain a tax-qualified 401(k) savings plan. Employees are eligible after one year of service and may defer up to the maximum amount allowable by the IRS.
Medical, Dental, Life Insurance and Disability Coverage. Active employee benefits such as medical, dental, life insurance and disability coverage are available to all eligible employees, including our named executive officers.
Moving Costs. We will reimburse out-of-pocket moving expenses for eligible executive officers in conjunction with their hiring.
Other Paid Time Off Benefits. We also provide vacation and other paid holidays to all employees, including the named executive officers, which we believe are appropriate for a company of our size and in our industry.
Employment Agreements
We entered into employment agreements with Messrs. Hislop, Howie, Biller, Hatcher and Zapp and Mrs. Russell. The employment agreements do not provide for a fixed term.
The employment agreements provide that Messrs. Hislop, Howie, Biller, Hatcher, Zapp and Mrs. Russell, will receive an annual base salary of at least $366,608, $250,000, $162,692, $149,205, $167,094 and $167,094, respectively. Mr. Hislop and Mr. Howie are each eligible to receive a target annual bonus of 50% of their annual base salary, based upon the achievement of goals and objectives determined by our Compensation Committee with a minimum and maximum bonus of 0% and 100% of their annual base salary, respectively. Messrs. Biller, Hatcher and Zapp and Mrs. Russell are each eligible to receive a target annual bonus of 30% of their annual base salary, based upon the achievement of goals and objectives determined by our Compensation Committee with a minimum and maximum bonus of 0% and 60% of their annual base salary respectively. The employment agreements provide that each executive will be eligible to participate in employee plans, including 401(k), medical and dental plans, made available to our other senior executives generally.

Mr. Howie’s employment agreement entitled him to receive an option to purchase up to 48,938 shares of the Company’s common stock. In satisfaction of this provision of Mr. Howie’s employment agreement, on April 10, 2012, we granted Mr. Howie an option to purchase up to 48,938 shares of the Company’s common stock. In addition, in connection with his employment agreement, Mr. Howie purchased 8,489 shares of the Company’s common stock.
Each employment agreement provides for severance benefits if the executive’s employment is terminated without cause (as defined in the employment agreement), subject to the executive’s compliance with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims. In the event Mr. Hislop’s employment is terminated without cause, he is entitled to continue to receive his base salary for two years following the termination of his employment. In the event that Messrs. Howie, Biller, Hatcher and Zapp or Mrs. Russell, is terminated, each is entitled to continue to receive one year’s base salary following their termination. In the event of termination, all of our executive officers are entitled to continue to receive the amount that the Company was subsidizing for the executive and his or her dependents’ medical and dental insurance coverage during the same period the executive is entitled to continue to receive his or her base salary after his termination.
Tax and Accounting Considerations
U.S. federal income tax generally limits the tax deductibility of compensation we pay to our executive officers to $1.0 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of stockholders, and as such, we may be limited in our ability to deduct amounts of compensation from time to time. Accounting rules require us to expense the cost of our stock option grants. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.

Summary Compensation Table

NAME & PRINCIPAL POSITION	YEAR	SALARY($)	BONUS($)	OPTION AWARDS($) (1)	NON-EQUITY INCENTIVE PLAN COMPENSATION($)	ALL OTHER COMPENSATION ($) (2)	TOTAL COMPENSATION ($)
Steve Hislop	2012	$392,316	$1,000	$—	$395,000	$—	$788,316
President and Chief	2011	366,608	1,000	—	201,200	—	568,808
Executive Officer	2010	333,280	3,912	—	201,750	—	538,942
and Director
Jon Howie	2012	250,480	1,000	258,393	250,000	—	759,873
Vice President	2011	91,383	1,000	—	51,451	—	143,834
and Chief Financial Officer
Sharon Russell	2012	178,805	1,000	—	108,000	—	287,805
Secretary and Chief	2011	167,094	1,000	—	55,022	—	223,116
Administrative Officer	2010	151,904	1,796	—	55,173	—	208,873
Frank Biller	2012	169,343	1,000	—	102,000	—	272,343
Vice President	2011	162,692	1,000	—	53,573	—	217,265
of Operations,	2010	156,434	1,699	—	48,428	—	206,561
Southeast Region
Michael Hatcher	2012	159,006	1,000	—	96,000	—	256,006
Vice President	2011	149,205	1,000	—	49,132	—	199,337
of Real Estate	2010	135,641	1,711	79,650	49,266	—	266,268
and Development
Ted Zapp	2012	178,805	1,000	—	108,000	—	287,805
Vice President	2011	167,094	1,000	—	55,022	—	223,116
of Operations	2010	151,904	1,796	—	55,173	—	208,873

(1)
Represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, for awards of options. See note 10 to our consolidated financial statements in our Annual Report on Form 10-K for a discussion of the calculations of grant date fair value.

(2)	All other aggregate compensation is less than $10,000.

Grants of Plan-Based Awards

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(1)
NAME	GRANT DATE	THRESHOLD($)	TARGET($)	MAXIMUM($)
Steve Hislop	—	—	197,500	395,000	—	—	—
Jon Howie	4/10/2012	—	125,000	250,000	48,938	13.54	258,393
Sharon Russell	—	—	54,000	108,000	—	—	—
Frank Biller	—	—	51,000	102,000	—	—	—
Michael Hatcher	—	—	48,000	96,000	—	—	—
Ted Zapp	—	—	54,000	108,000	—	—	—

(1)
Represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, for awards of options. See note 10 to our consolidated financial statements in our Annual Report on Form 10-K for a discussion of the calculations of grant date fair value.

2012 Omnibus Equity Incentive Plan
Prior to the completion of our IPO, we adopted the 2012 Plan. The purposes of the 2012 Plan are to provide additional incentives to our management, employees, directors, independent contractors and consultants, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated persons whose contributions are essential to the success of our business and whose efforts will impact our long-term growth and profitability. To accomplish such purposes, the 2012 Plan provides for the issuance of stock options, share appreciation rights, restricted shares, deferred shares, performance shares and other share-based awards, which we refer to as plan awards.
While we intend to issue plan awards to employees, directors, independent contractors or consultants as a recruiting and retention tool, we have not established specific parameters regarding future grants. Our compensation committee will determine the specific criteria surrounding the grant of plan awards. The following description summarizes the expected features of the 2012 Plan.
Summary of 2012 Plan Terms
We reserved a total of 1,250,000 shares of common stock that are available for issuance under the 2012 Plan. When Section 162(m) of the Code becomes applicable to us, the maximum aggregate awards that may be granted during any fiscal year to any individual will be 200,000 shares, and in the case of options to acquire shares, with a per share exercise price equal to the grant date fair market value of a share. If the shares underlying any plan award are forfeited, cancelled, exchanged or surrendered or if a plan award otherwise terminates or expires without a distribution of shares, the shares will again become available under the 2012 Plan provided that shares surrendered or withheld as payment of either the exercise price of an award (including shares otherwise underlying an award of a share appreciation right that are retained by us to account for the grant price of such share appreciation right) and/or withholding taxes in respect of an award will no longer be available for grant under the 2012 Plan, and notwithstanding that a share appreciation right is settled by the delivery of a net number of shares of the full number of shares underlying such share appreciation right will not be available for subsequent awards under the 2012 Plan. In addition, awards are paid or settled in cash, the number of shares with respect to which such payment or settlement is made will again be available for grants of awards under the 2012

Plan and shares underlying awards that can only be settled in cash will not be counted against the aggregate number of shares available for awards under the 2012 Plan.
The 2012 Plan will initially be administered by our board of directors, or any committee or subcommittee the board may appoint to administer the 2012 Plan (such person(s), the plan administrator). The plan administrator may construe and interpret the 2012 Plan and may adopt, alter and repeal rules and make all other determinations necessary or desirable to administer the 2012 Plan.
The plan administrator may select the employees, directors, independent contractors and consultants who will receive plan awards, determine the terms and conditions of those awards, including but not limited to the exercise price, the number of shares of common stock subject to awards, the term of the awards, and the vesting schedule applicable to awards. Unless otherwise determined by the plan administrator, all awards that vest solely on a requirement of continued employment or service may not become fully vested prior to the second anniversary of the date upon which the award is granted.
We may issue stock options under the 2012 Plan. All stock options granted under the 2012 Plan are intended to be non-qualified stock options and are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code. The option exercise price of all stock options granted under the 2012 Plan will be determined by the plan administrator, but in no event will the exercise price be less than 100% of the fair market value of the common stock on the date of grant. The term of all stock options granted under the 2012 Plan will be determined by the plan administrator, but may not exceed ten years from the date of grant. Each stock option will be exercisable at such time and subject to such terms and conditions as determined by the plan administrator in the applicable stock option agreement. Other than equitable adjustments made in connection to a change in capitalization, under no circumstances will an exercise price be reduced following the date of the grant of an option, nor will an option be cancelled in exchange for a replacement option with a lower exercise price without stockholder approval.
Unless the applicable stock option agreement provides otherwise, in the event of an optionee’s termination of employment or service for any reason other than for cause, disability or death, such optionee’s stock options (to the extent exercisable at the time of such termination) generally will remain exercisable until 30 days after such termination and then expire. Unless the applicable stock option agreement provides otherwise, in the event of an optionee’s termination of employment or service due to, disability or death, such optionee’s stock options (to the extent exercisable at the time of such termination) generally will remain exercisable until one year after such termination and will then expire. For certain employees, a demotion in position will result in a loss of unvested options. If termination was for any other reason other than for cause, stock options that were not exercisable on the date of termination will expire at the close of business on the date of such termination. In the event of an optionee’s termination of employment or service for cause, such optionee’s outstanding stock options will expire at the commencement of business on the date of such termination. The plan administrator may waive the vesting requirements based on such factors as the plan administrator deems appropriate.
Share appreciation rights (“SARs”) may be granted under the 2012 Plan either alone or in conjunction with all or part of any stock option granted under the 2012 Plan. A free-standing SAR granted under the 2012 Plan entitles its holder to receive, at the time of exercise, the number of shares, or alternate form of payment determined by the plan administrator, equal in value to the excess of the fair market value (at the date of exercise) over a specified price fixed by the plan administrator (which shall be no less than fair market value at the date of grant). A SAR granted in conjunction with all or part of an option under the 2012 Plan entitles its holder to receive, upon surrendering of the related option, the number of shares, or alternate form of payment determined by the plan administrator, equal in value to the excess of the fair market value (at the date of exercise) over the exercise price of the related stock option. The term of all

SARs granted under the 2012 Plan will be determined by the plan administrator, but may not exceed ten years from the date of grant. In the event of a participant’s termination of employment or service, free‑standing SARs will be exercisable at such times and subject to such terms and conditions determined by the plan administrator, while SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to terms and conditions applicable to the related option. Other than equitable adjustments made in connection to a change in capitalization, under no circumstances will an exercise price be reduced following the date of the grant of a SAR, nor will a SAR be cancelled in exchange for a replacement SAR with a lower exercise price without stockholder approval.
Restricted shares, deferred shares and performance shares may be granted under the 2012 Plan. The plan administrator will determine the number of shares to be awarded, the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of restricted shares, deferred shares and performance shares. Participants with restricted shares and performance shares generally have all of the rights of a stockholder and deferred shares generally do not have the rights of a stockholder. However, during the restricted period, deferred shares may be paid dividends on the number of shares covered by the deferred shares if the applicable award agreement so provides. If the performance goals and other restrictions are not satisfied, the restricted shares, deferred shares and/or performance shares will be forfeited in accordance with the terms of the grant. Subject to the provisions of the 2012 Plan and applicable award agreement, the plan administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, based upon such factors including, but not limited to, the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability.
The 2012 Plan also authorizes grants of other share-based awards, such as unrestricted shares, restricted stock units, dividend equivalents or performance units. The plan administrator will determine the terms and conditions of such awards, consistent with the terms of the 2012 Plan, at the date of grant or thereafter, including any performance goals and performance periods.
In the case of awards subject to performance goals, such goal may be based on one or more of the following criteria: (i) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) share price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) cost targets, reductions and savings, productivity and efficiencies; (xv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvi) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xvii) any combination of, or a specified increase in, any of the foregoing. Where applicable, a performance goal may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the company or a company affiliate, or a division or strategic business unit of the company, or may be applied to the performance of the company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The performance goals may include a threshold level of performance below which no payment may be made (or no vesting may occur), levels of performance at which specified payments may be made (or specified vesting may occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting may occur). Each of the foregoing performance goals will determine in accordance with generally accepted accounting principles, as applicable, and may be subject to certification by the committee; provided, that the committee shall have the authority to make equitable adjustments to the performance goals, to the extent permitted under Section 162(m) of the Code, if applicable, in recognition of unusual or non-recurring events affecting the company or any company affiliate thereof or the financial statements of the company or any company affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
In the event of a merger, amalgamation, consolidation, recapitalization, reorganization, stock dividend, stock split or other change in corporate structure affecting the common stock, an equitable substitution or proportionate adjustment shall be made, as may be determined by the plan administrator, in (a) the aggregate number of shares of common stock reserved for issuance under the 2012 Plan and the maximum number of shares of common stock that may be subject to awards granted to any participant in any calendar year, (b) the kind, number and exercise price subject to outstanding stock options and SARs granted under the 2012 Plan, and (c) the kind, number and purchase price of shares of common stock subject to outstanding awards of restricted shares, deferred shares, performance shares or other share-based awards granted under the 2012 Plan. In addition, the plan administrator, in its discretion, may terminate all outstanding awards for the payment of cash or in-kind consideration. However, no adjustment or payment may cause any award under the 2012 Plan that is or becomes subject to Section 409A of the Code to fail to comply with the requirements of that section.
Unless otherwise determined by the plan administrator and evidenced in an award agreement, in the event that a change in control occurs and a participant’s employment or service is terminated without cause on or after the effective date of the change in control but prior to 12 months following the change in control, then any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable, and the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the 2012 Plan will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at the target level. Under the 2012 Plan, the term change in control generally means: (a) any person other than the company, any company affiliate or subsidiary, becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of our then-outstanding voting power (excluding shares purchased directly from us or our affiliates); (b) a change in the majority of the membership of our board of directors other than directors approved by two-thirds of the directors (other than directors assuming office in conjunction with an election contest) who constituted the board of directors at the time our IPO was consummated, or whose election was previously so approved; (c) the consummation of a merger, amalgamation or consolidation of us or any of our subsidiaries with any other corporation, other than a merger or amalgamation immediately following which our board of directors immediately prior to the merger or amalgamation constitute at least a majority of the directors of the company surviving or continuing after the merger or amalgamation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (d) our stockholders approve a plan of complete liquidation or dissolution of our company or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than (1) a sale of such assets to an entity, at least 50% of the voting power of which is held by our stockholders following the transaction in substantially the same proportions as their ownership of the company immediately prior to the transaction or (2) a sale or disposition of such assets immediately following which our board of directors immediately prior to such sale constitute at least a majority of the board of directors of the entity to which the assets are sold or disposed, or, if that entity is a subsidiary, the ultimate parent thereof. The completion of our IPO and our secondary offerings were not a change of control under the 2012 Plan.
Until such time as the awards are fully vested and/or exercisable in accordance with the 2012 Plan, awards may not be sold, assigned, mortgaged, hypothecated, transferred, charged, pledged, encumbrance, gifted, transferred in trust (voting or other) or disposed in any other manner, except with the prior written consent of the administrator, which consent may be granted or withheld in the sole discretion of the plan administrator.
The 2012 Plan provides our board of directors with authority to suspend or terminate the 2012 Plan or any award, or revise and amend the 2012 Plan. However, stockholder approval is required for any amendment to the extent it is required to comply with applicable law or stock exchange listing requirements. The 2012 Plan will automatically terminate on the tenth anniversary of the effective date (although awards granted before that time will remain outstanding in accordance with their terms).
The award agreements for the 2012 Plan provide the board of directors and the plan administrator with the sole discretion to cancel or require repayments of awards in the event an award recipient engages in certain conduct deemed harmful to the Company.
United States Federal Income Tax Consequences of Plan Awards
The following is a summary of certain United States Federal income tax consequences of awards under the 2012 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.
An optionee generally will not recognize taxable income upon the grant of a non-qualified stock option. Rather, at the time of exercise of such non-qualified stock option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount that the optionee recognizes ordinary income. If shares acquired upon exercise of a non-qualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.
A participant who is granted a share appreciation right will not recognize ordinary income upon receipt of the share appreciation right. At the time of exercise, however, the participant will recognize compensation income equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We will not be entitled to a deduction upon the grant of a share appreciation right, but generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes upon the participant’s exercise of the share appreciation right. The participant’s tax basis in any shares received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.
A participant generally will not be taxed upon the grant of a restricted share or performance award, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a substantial risk of forfeiture (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted or performance shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.
In general, the grant of deferred shares will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction in the same amount.
2006 Stock Option Plan
In November 2006, we adopted the 2006 Plan. On April 6, 2012, we amended and restated the 2006 Plan to increase the number of shares available for issuance under the plan from 1,004,957 to 1,070,209. On April 10, 2012, we issued options to purchase 63,797 shares. As of April 10, 2012, we were authorized to issue up to 9,192 additional shares of common stock under the 2006 Plan. In connection with the adoption of the 2012 Plan upon the completion of our IPO as described in “-2012 Omnibus Equity Incentive Plan,” the board of directors terminated the 2006 Plan effective as of July 27, 2012, and no further awards will be granted under the 2006 Plan after such date. However, the termination of the 2006 Plan will not affect awards outstanding under the 2006 Plan at the time of its termination and the terms of the 2006 Plan will continue to govern outstanding awards granted under the 2006 Plan. The options granted under the 2006 Plan expire 10 years after the date of grant. Subject to the grantee’s continued employment with us, options granted on December 6, 2006 vest 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversary of the date of grant. Subject to the grantee’s continued employment with us, all other options granted under the plan vest 20% on each of the first five anniversaries of the date of grant.

Outstanding Equity Awards at Fiscal Year End

	OPTION AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Steve Hislop	350,909	(1)	—	(1)	$2.76	07/09/2017
	50,026	(1)	—	(1)	$10.48	07/09/2017
Jon Howie	9,787		39,151	(2)	$13.54	04/10/2022
Sharon Russell	90,627		—	(3)	$2.76	12/06/2016
Frank Biller	16,313		10,875	(4)	$5.99	01/01/2019
Michael Hatcher	29,000		—	(3)	$2.76	12/06/2016
	6,524		9,788	(5)	$8.22	01/01/2020
Ted Zapp	90,627		—	(3)	$2.76	12/06/2016

(1)	These options were granted on July 9, 2007 and vest 20% on each of the first five anniversaries of the grant date. These stock options became fully vested on July 9, 2012.

(2)	These options were granted on April 10, 2012 and vest 20% on August 14, 2012 and 20% on each of the next four anniversaries of the first vesting date of August 14, 2012.

(3)	These options were granted on December 6, 2006 and vest 60% on the third anniversary of the grant date and 20% on each of the fourth and fifth anniversaries of the grant date.

(4)	These options were granted on January 1, 2009 and vest 20% on each of the first five anniversaries of the grant date.

(5)	These options were granted on January 1, 2010 and vest 20% on each of the first five anniversaries of the grant date.
Potential Payments upon Termination or Change in Control
Termination of Employment
We currently have employment agreements in place with Messrs. Hislop, Howie, Biller, Hatcher and Zapp and Mrs. Russell that would entitle them to severance payments upon termination of employment. Assuming the employment of our executive officers was terminated by us without cause on December 30, 2012, Messrs. Hislop, Howie, Biller, Hatcher and Zapp and Mrs. Russell would be entitled to $790,000, $250,000, $170,000, $160,000, $180,000 and $180,000, respectively. For information on the severance benefits the executives are entitled to in the event of a termination of employment, under their employment agreements entered into on November 16, 2011, see “Employment Agreements.”
Change-in-Control
Under the 2006 Plan, our named executive officer’s stock options granted under that plan will immediately vest, in the event that (i) we are merged, consolidated or reorganized into or with another corporation and immediately afterwards our current owners no longer own a majority of the outstanding stock of the merged, consolidated or reorganized corporation; (ii) we sell or otherwise transfer all or substantially all of our assets to another corporation; (iii) Goode Partners and its affiliates, for any reason other than a public offering, cease to own a majority of our stock; (iv) after a public offering any person becomes, directly or indirectly, the beneficial owner of more than 50% of our stock; and (v) our stockholders approve a plan of complete liquidation or dissolution of the company.
If Messrs. Howie, Biller and Hatcher were terminated following a change in control on December 30, 2012, they would receive $348,052, $178,785 and $139,087, respectively, as a result of the vesting of their unvested stock options. As of December 30, 2012, the closing price of our common stock on the most recent trading day was $22.43 per share.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions that occurred on or were in effect after January 1, 2012 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest.
Voting Agreement
On July 9, 2012, we entered into the Voting Agreement with Goode Chuy’s Holdings, LLC, MY/ZP Equity, Goode Chuy’s Direct Investors LLC, J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III LLC and 522 Fifth Avenue Fund. Pursuant to the Voting Agreement, the parties have agreed to vote or grant us or Goode Chuy’s Holdings a proxy to vote their shares of our common stock for the election of the directors nominated for election by our nominating committee. The Voting Agreement terminated upon completion of the secondary offering that was completed in January 2013 because the parties to the Voting Agreement no longer held at least 50.1% of the voting power of the company.
2012 Stock Repurchase
On April 6, 2012, we repurchased a total of 1,655,662 shares of our capital stock. We repurchased from the following capital stock in the amounts and from the parties set forth below (as adjusted for the elimination of fractional interests):

•	1,394,973 shares of series A preferred stock from Goode Chuy’s Holdings for aggregate consideration of $18,894,171;

•	151,897 shares of series B preferred stock and 11,025 shares of series X preferred stock from MY/ZP Equity, LP for aggregate consideration of $2,206,696;

•	40,502 shares of series X preferred stock from Goode Chuy’s Direct Investors, LLC for aggregate consideration of $548,575;

•	40,502 shares of series X preferred stock from JPM Funds for aggregate consideration of $548,575; and

•	1,134 shares of series X preferred stock and 15,624 shares of common stock from Steve Hislop for aggregate consideration of $226,975.
Acquisition Related Transactions
On November 7, 2006, we were acquired by Goode Partners. In connection with the consummation of our acquisition by Goode Partners, we entered into a number of agreements that are described below. As noted below, with respect to a number of the agreements, the approximate dollar value of the related person’s interest in the particular agreement is not determinable. The agreements are described below because they are part of a series of transactions entered into between us and Goode Partners and our founders and their respective affiliates. In connection with the consummation of our acquisition by Goode Partners, we entered into the following agreements:
Stockholders Agreement
In November 2006, we entered into a stockholders agreement with Goode Chuy’s Holdings, LLC, MY/ZP Equity, LP, our founders and directors of our company, and certain option holders with the right to acquire shares of our common stock. In May 2010, we amended and restated the stockholders agreement in conjunction with the sale of our series X preferred stock to add Goode Chuy’s Direct Investors, LLC, J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III LLC and 522 Fifth Avenue Fund, L.P., the new stockholders resulting from that sale. In the May 2010 amendment and restatement, we also added Steve Hislop and Frank Biller, who purchased shares of common stock in April 2009, as parties. The stockholders agreement contains certain agreements amongst our stockholders regarding matters of corporate governance and transactions in our common stock. In connection with the consummation of our IPO, certain provisions of the stockholders agreement related to transfer restrictions, tag along rights, drag along rights, right of first offer, participation rights and corporate governance provisions, such as the one regarding the election of directors, terminated in accordance with the terms of the agreement.
Advisory Agreement
We entered into an advisory agreement in November 2006 with Goode Partners, pursuant to which Goode Partners agreed to provide us with certain financial advisory services. In exchange for these services, we paid to Goode Partners a one-time transaction fee of $450,000 and an aggregate annual management fee of $350,000. We also reimbursed Goode Partners for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. On March 21, 2012, upon the completion of the amendment to our old credit facility, we and Goode Partners terminated the advisory agreement in exchange for a termination fee of $2.0 million. The agreement included customary exculpation and indemnification provisions in favor of Goode Partners and its respective affiliates which will survive the termination of this advisory agreement.
Default License Letter Agreements
We entered into letter agreements in November 2006 with respect to the properties that we lease from subsidiaries of Young/Zapp GP, LLC (“Young/Zapp”), an entity owned 50% by each of our founders. Pursuant to these letter agreements, if we default under our lease agreements with the subsidiaries of Young/Zapp and terminate possession of the lease location, the subsidiaries of Young/Zapp may operate a Tex Mex or Mexican food restaurant in that location. However, they may not use our trademarks or trade names or confusingly similar trademarks or tradenames. The approximate dollar value of this agreement was not determinable.
Intellectual Property
Banana Peel Software. In November 2006, we entered into the Banana Peel Software License Agreement with Banana Peel, LLC, an entity in which Michael Young, John Zapp and Sharon Russell each own 25% of the company. The agreement grants us a non-exclusive royalty-free license to use the software for our restaurants and to receive any updates or upgrades to the software. Banana Peel, LLC has agreed to license its software to Goode Partners or any of its controlled entities upon our request. The approximate dollar value of this agreement was not determinable.
Recipe License Agreement. We entered into the recipe license agreement with MY/ZP IP in November 2006 to allow the use of certain of our recipes by MY/ZP IP at Shady Grove, Inc. (“Shady Grove”), a restaurant owned by our founders and directors of our company. Shady Grove is a restaurant that serves all-American and Southwestern cuisine, such as hamburgers, sandwiches, fries, queso, cheese sticks and chili, and for which we provide management and administrative services pursuant to a management agreement with Three Star Management, Ltd. For additional information on our management agreement with Three Star Management, Ltd., see “Management Agreement” below. The approximate dollar value of this agreement was not determinable.

Management Agreement
We entered into a management agreement in November 2006 with Three Star Management, Ltd. to provide management services, such as administrative, accounting and human resources support, to Shady Grove. In consideration of the services we provide to Shady Grove, Three Star Management, Ltd. agreed to pay us a monthly fee of $10,000, a pro rata share of the wages and expenses incurred to provide the services and the reimbursement of reasonable out-of-pocket expenses. Due to a reduction in the locations receiving management services, we agreed to reduce the fee to a $10,000 quarterly payment.
Management System License Agreement
In November 2006, we entered into a management system license agreement with MY/ZP IP to allow the use of certain of our handbooks, personnel training materials and other materials relating to our business know-how and personnel management know-how by Shady Grove and in any other endeavors of MY/ZP IP, subject to certain conditions. The approximate dollar value of this agreement was not determinable.
Cross-Marketing License Agreement
In November 2006, we entered into a cross-marketing license agreement with MY/ZP IP to allow Shady Grove to market our brand at Shady Grove and allow us to market Shady Grove at our locations. Some cross-promotional activities include selling pre-printed cups, t-shirts, calendars, and birthday cards and co-branding our website and menus. The approximate dollar value of this agreement was not determinable.
Parade Sponsorship Agreement
We entered into a parade sponsorship agreement in November 2006 with MY/ZP IP to obtain the right to sponsor, manage and operate the “Chuy’s Children Giving To Children Parade” and to use MY/ZP IP’s trademark in connection with the parade. In addition, we granted MY/ZP IP a limited license to use the Chuy’s name in their trademark “Chuy’s Children Giving To Children Parade.” The approximate dollar value of this agreement was not determinable.
Leases
We lease our corporate office space as well as our North Lamar, River Oaks, Highway 183, Round Rock, Shenandoah and Arbor Trails properties from subsidiaries of Young/Zapp, companies owned 47.5% by each of our founders and 5.0% by Sharon Russell. In 2012, we paid Young/Zapp $112,598, $229,912, $434,778, $490,676, $457,046, $288,476, and $308,548, which includes rent and a percentage of gross sales in excess of our base rent, with respect to our headquarters, North Lamar, River Oaks, Hwy 183, Round Rock, Shenandoah and Arbor Trails locations, respectively.
Settlement Agreement
In June 2011, in connection with the departure of William C. Shackelford, a former director, we entered into a settlement agreement with Mr. Shackelford and his affiliates and Goode Partners with respect to Mr. Shackelford’s option, dated December 6, 2006, to purchase up to 30,209 shares of our common stock. Prior to the date of the settlement agreement, Mr. Shackelford exercised and purchased 30,209 shares of common stock pursuant to this option. The settlement agreement provided, among other things, that with respect to Mr. Shackelford, we would pay him $52,896, his pro rata share of the special dividend paid to our stockholders in May 2011, waive our right to repurchase the shares he purchased pursuant to his option and grant him a one-time put option for $14.48 per share for the shares he purchased pursuant to his option exercisable from June 15, 2012 to August 13, 2012. In connection with this settlement agreement, we also paid $175,000 to Mr. Shackelford. We and Goode Partners also agreed to allow Mr. Shackelford to sell his shares as a selling stockholder in the IPO; however, Mr. Shackelford waived that right. Following the IPO, he was not subject to any restrictions on his ability to sell his shares. The put option expired on August 13, 2012.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.
Related Party Transactions Policy
Our audit committee reviews certain financial transactions, arrangements and relationships between us and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related party transaction:

•	any of our directors, director nominees or executive officers;

•	any beneficial owner of more than 5% of our outstanding stock; and

•	any immediate family member of any of the foregoing.
Our audit committee reviews any financial transaction, arrangement or relationship that:

•	involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;

•	would cast doubt on the independence of a director;

•	would present the appearance of a conflict of interest between us and the related party; or

•	is otherwise prohibited by law, rule or regulation.
The audit committee reviews each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the audit committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, cancelling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the audit committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the audit committee member will provide all material information concerning the transaction to the audit committee. The audit committee will report its action with respect to any related party transaction to the board of directors.

Equity Compensation Plan Information
The following table sets forth, in tabular format, as of December 30, 2012 a summary of certain information related to our 2012 Plan under which our equity securities are authorized for issuance:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity compensation plans approved by security holders	24,500	$21.05	1,225,500
Total	24,500	$21.05	1,225,500

Security Ownership of Management and Certain Beneficial Holders
The tables below set forth the beneficial ownership information of our common stock as of June 1, 2013 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each person known to us to be the beneficial owner of more than 5% of our shares of common stock.
Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Chuy’s Holdings, Inc., 1623 Toomey Rd., Austin, Texas 78704. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws.
Beneficial ownership and percentage of beneficial ownership is based on 16,312,824 of our common stock outstanding at June 1, 2013. Shares of common stock subject to options currently exercisable or exercisable within 60 days of June 1, 2013 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Directors and Named Executive Officers

NAME(1)	BENEFICIALLY OWNED	PERCENT OF CLASS
Michael R. Young(2)	417,901	2.6%
John A. Zapp(2)	417,901	2.6%
Steve Hislop	203,413	1.2%
Frank Biller	57,586	*
Sharon Russell	35,852	*
Ted Zapp	35,852	*
Michael Hatcher	29,271	*
Jon Howie	18,276	*
Jose Ferreira, Jr.(3)	15,000	*
Ira Zecher	2,900	*
Starlette Johnson	—	—
Saed Mohseni	—	—
Doug Schmick	—	—
Michael C. Stanley(4)	—	—
All Directors and Executive Officers as a group (14 persons)	816,051	4.9%

*	Indicates ownership of less than 1%.

(1)
Based on shares of common stock outstanding as of June 1, 2013, including 313,904 shares subject to options to purchase our common stock exercisable within the 60 days following June 1, 2013. Ira Zecher, Steve Hislop, Jon Howie, Sharon Russell, Frank Biller, Michael Hatcher and Ted Zapp held options to purchase 2,900, 203,413, 9,787, 25,883, 21,750, 24,287 and 25,883 shares of common stock, respectively, which are exercisable within the 60 days following June 1, 2013.

(2)
Represents shares beneficially owned by MY/ZP Equity, an entity in which Mike Young and John Zapp, our founders and directors, are the limited partners. MY/ZP GP, LLC (“MY/ZP GP”) is the sole general partner of MY/ZP Equity. Mike, as trustee of the Young Descendants’ Trust, and John are the members of MY/ZP GP and each has voting and dispositive power of the shares and may each be deemed to indirectly beneficially own the shares. Both Mike and John disclaim beneficial ownership of the shares held by MY/ZP Equity.

(3)	Joe Ferreira’s address is c/o Goode Partners LLC, 767 Third Avenue, 22nd Floor, New York, New York 10017.

(4)	Michael C. Stanley is an employee of Goode Partners. Michael Stanley’s address is c/o Goode Partners LLC, 767 Third Avenue, 22nd Floor, New York, New York 10017.
Five Percent Holders
The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the SEC by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on June 1, 2013.

NAME	NUMBER OF SHARES	PERCENTAGE OF OUTSTANDING SHARES
FMR LLC (1)	1,979,482	12.1%
Massachusetts Financial Services Company (2)	871,190	5.3%

(1)
According to Amendment No. 1 to Schedule 13G (the “Amendment”) filed on February 14, 2013 by FMR LLC (“FMR”), FMR has sole voting power with respect to 1,979,482 shares of common stock and sole dispositive power with respect to 95,900 Shares of Common Stock. The Amendment reported that these shares include (a) 1,883,582 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, (b) 95,900 shares beneficially owned by Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR, and (c) 95,900 shares for which Edward C. Johnson 3d, Chairman of FMR, has sole voting and dispositive power. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)
According to a Schedule 13G filed on February 12, 2013 by Massachusetts Financial Services Company, Massachusetts Financial Services Company has sole voting and dispositive power with respect to 871,190 Shares of Common Stock. The address of Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, Massachusetts 02199.

Audit Committee Report
The audit committee reviewed and discussed with both management and the Company’s independent registered public accounting firm, McGladrey LLP, the audited financial statements of the Company for the year ended December 30, 2012 prior to their issuance. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T and by SEC Regulation S-X Rule 2-07, Communications with Audit Committees, as currently in effect. The audit committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from McGladrey LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.
Taking all of these reviews and discussions into account, all of the audit committee members, whose names are listed below, recommended to the board of directors that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 30, 2012 for filing with the SEC.
Members of the Audit Committee

Ira Zecher (Chair)	Starlette Johnson	Saed Mohseni

Independent Public Accountants
Selection. McGladrey LLP served as the Company’s independent registered public accounting firm for 2012 and has been selected by the audit committee to serve as the Company’s independent registered public accounting firm for 2013. Representatives of McGladrey will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.
Audit and Non-Audit Fees. The following table presents fees for audit services rendered by McGladrey for the audit of the Company’s annual financial statements for 2012 and 2011, and fees billed for other services rendered by McGladrey.

	YEARS ENDED
	DECEMBER 30, 2012	DECEMBER 25, 2011
Audit Fees (1)	$118,000	$119,000
Audit-Related Fees (2)	185,400	307,200
Tax Fees (3)	41,400	30,265
Total	$344,800	$456,465

(1)
Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.

(2)	Audit related fees include all costs associated with services provided by McGladrey in connection with the Company’s IPO in 2012 and the Company’s secondary offering completed in January 2013.

(3)	Tax fees relate to professional services rendered for tax compliance, tax return review and preparation and related tax advice.
Pursuant to the charter of the audit committee, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors.
The audit committee has adopted a policy to pre-approve all audit and permitted non-audit services provided by our principal independent accountants. All audit and non-audit services for 2012 were pre-approved by the audit committee.

Section 16(a) Beneficial Ownership Reporting Compliance
Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of its equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2012, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were in compliance with Section 16(a), except that Mr. Hatcher was late in filing one required report on Form 4 related to one transaction and Mrs. Russell was late in filing one required report on Form 4 related to two transactions.
Shareholder Proposals for the 2014 Annual Meeting of Shareholders
In order to be included in the Company’s proxy materials for the 2014 annual meeting of stockholders, a stockholder proposal must be received in writing by the Company at 1623 Toomey Road Austin, TX, 78704 by February 11, 2014 and otherwise comply with all requirements of the SEC for stockholder proposals.
In addition, the Company’s Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting. In the event the annual meeting is advanced or delayed by 30 calendar days of the date of the anniversary of the preceding year’s annual meeting, the notice must be received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made. To be timely, a notice must be received no earlier than March 27, 2014 and no later than April 26, 2014. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

Other Matters
The board of directors does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
By Order of the Board of Directors,
Sharon Russell
Chief Administrative Officer
and Secretary
Austin, TX
June 11, 2013

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M60853-P41140 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CHUY'S HOLDINGS INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01) Saed Mohseni
02) Michael Stanley
03) Ira Zecher

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M60854-P41140

CHUY'S HOLDINGS INC.
Annual Meeting of Stockholders
July 25, 2013 9:00 AM
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Steve Hislop, Jon Howie and Sharon Russell, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CHUY'S HOLDINGS INC. that the stockholders are entitled to vote at the Annual Meeting of stockholders to be held at 9:00 AM, Central Time on July 25, 2013, at the Courtyard Marriott Downtown/Convention Center located at 300 East 4th Street, Austin, Texas 78701, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 25, 2013.

CHUY'S HOLDINGS INC.

M60857-P41140

Meeting Information

Meeting Type: Annual Meeting
For holders as of: May 30, 2013
Date: July 25, 2013 **Time:** 9:00 AM Central Time
Location: Courtyard Marriott Downtown/
Convention Center located at
300 East 4th Street
Austin, Texas 78701

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before July 11, 2013 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M60858-P41140

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

   Nominees:

   01) Saed Mohseni
   02) Michael Stanley
   03) Ira Zecher

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M60859-P41140